INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 33-28598 of Oppenheimer Strategic Funds Trust on Form N-14 of our report dated October 21, 1994, appearing in the Annual Report of Oppenheimer Strategic Diversified Income Fund for the year ended September 30, 1994 and our report dated October 21, 1994, appearing in the Annual Report of Oppenheimer Strategic Income Fund for the year ended September 30, 1994 and to the references to us under the headings "Tax Consequences of the Reorganization" and "Tax Aspects of the Reorganization" appearing in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP
- -------------------------
DELOITTE & TOUCHE LLP


Denver, Colorado
June 1, 1995



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